Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-130480) of Sunstone Hotel Investors, Inc.,

(2)	Registration Statement (Form S-3 No. 333-129258) of Sunstone Hotel Investors, Inc., and

(3)	Registration Statement (Form S-8 No. 333-122088) pertaining to the securities to be offered to employees under the Long Term Incentive Plan of Sunstone Hotel Investors, Inc.;

of our report dated February 5, 2008 (except for Notes 2, 3, 4, 7, 9, and 14, as to which the date is October 31, 2008), with respect to the consolidated financial statements and schedule of Sunstone Hotel Investors, Inc., included in this Current Report on Form 8-K.

/S/ ERNST & YOUNG LLP

Irvine, California

October 31, 2008